EXHIBIT 10.1

ENGAGEMENT AGREEMENT

THIS AGREEMENT is entered into by and between Good Hemp, Inc. (“Good Hemp” or “Company”) (and/or all subsidiary companies, corporations and or entities) and Sperry Advisory Services, LLC, a Utah LLC, located in West Jordan, Utah (hereinafter referred to as “Consultant”) at 4546 Black Elk Way, West Jordan, Utah 84088, both of which will be herein referred to as the “Parties.”

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations assumed by the parties hereto, it is agreed as follows:

Terms

1. Services to Be Performed and Terms of Payment

Consultant would like to offer our consulting services to support Good Hemp in the capacity of providing accounting type services, on a part-time, contract capacity. Those services include, but not limited to, the following:

•	Review of monthly financials and reconciliations.
•	Preparation of financial statements.
•	Consultant will sign as signatories on the Company’s required 906 and 302 certifications for SEC reporting purposes.
•	Consultant will not be a check signer nor sign Good Hemp documents other than stated above.

The above procedures do not constitute an audit, review, or compilation of the financial statements in accordance with the standards established by the American Institute of Certified Public Accountants. Accordingly, we do not express an opinion or any other form of assurance on the financial statements of the Company or any other financial information, or operating and internal controls of the Company.

We make no representation regarding the sufficiency of our work nor are we experts for purposes for which any report has been requested or for any other purpose. The sufficiency of the work we performed is solely the responsibility of Good Hemp. Had we been requested to perform additional work, additional matters might have come to our attention that would have been reported to you.

It is our policy to keep records related to this engagement for 3 years. However, Consultant does not keep any original client records, so we will return those to you at the completion of the services rendered under this engagement. When records are returned to you, it is your responsibility to retain and protect your records for possible future use, including potential examination by any government or regulatory agencies.

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As full and complete compensation for Consultant services and for the discharge of all Consultant’s obligations hereunder, Good Hemp shall pay Consultant:

•	$150 per hour for financial statement preparation and reporting services.
•	$90 per hour for bookkeeping services.

Consultant requires a retainer of $2,000 to begin services. All billings must be paid upon receipt of invoice. We reserve the right to stop services until invoices are paid in full, as delivered. Fees are to be paid by wire.

For additional procedures to be performed, the Company and Consultant will come to an agreement as to whether these services will be performed under an hourly rate structure or under a fixed fee on a project-by-project basis.

2. Expenses

Good Hemp shall reimburse Consultant for approved reasonable expenses that directly attributable to and owed by Good Hemp (e.g., air, travel, hotel, postage, etc.). Consultant shall submit an itemized statement of their expenses directly attributable to Good Hemp. Good Hemp shall pay on receipt of each statement or receipt.

3. Independent Consultant Status

Consultant is an independent Consultant, and neither Consultant nor Consultant's employees or contract personnel are, or shall be deemed, Good Hemp's employees. In its capacity as an independent Consultant, Consultant agrees and represents, and Good Hemp agrees, as follows:

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Consultant has the right to perform services for others during the term of this Agreement. However, such services shall not interfere with the duties delegated to him or her by Good Hemp. Good Hemp’s duties are to be performed within the expected time frame as a condition of the right to perform services for others.

•	Consultant has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed.
•	Consultant has the right to perform the services required by this Agreement at any place or location and at such times as Consultant may determine.
•	Consultant has the right to employ assistants and/or independent contractors (“Contract Personnel”) to provide the services required by this Agreement. If Consultant does employ assistants, Good Hemp shall in no way be responsible for said assistants and/or Consultants, either financially or legally.
•	The services required by this Agreement shall be performed by Consultant or by Consultant's employees or contract personnel, and Good Hemp shall not hire, supervise, or pay any assistants to help Consultant.
•	Neither Consultant nor Consultant's employees or contract personnel shall receive any training from Good Hemp in the professional skills necessary to perform the services required by this Agreement.
•	Neither Consultant nor Consultant's employees or contract personnel shall be required by Good Hemp to devote full time to the performance of the services required by this Agreement.

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4. Business Permits, Certificates, and Licenses

Consultant represents to Good Hemp that they have complied with all federal, state, and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this Agreement.

5. State and Federal Taxes

Good Hemp will not:

•	Withhold FICA (Social Security and Medicare taxes) from Consultant's payments or make FICA payments on Consultant's behalf;
•	Make state or federal unemployment compensation contributions on Consultant's behalf; or,
•	Withhold state or federal income tax from Consultant's payments.

Consultant shall pay all taxes incurred while performing services under this Agreement--including all applicable income taxes and, if Consultant is not a corporation, self-employment (i.e., social security) taxes. Upon demand, Consultant shall provide Good Hemp with proof that such payments have been made. Consultant’s EIN number is 87-1217263.

6. Fringe Benefits

Consultant understands that neither Consultant nor Consultant's employees or contract personnel are eligible to participate in any employee pension, health, vacation pay, sick pay, or other fringe benefit plan of Good Hemp. If Consultant is subsequently classified by the IRS as a common law employee, Consultant expressly waives his or her rights to any benefits to which he or she was, or might have become, entitled.

7. Workers' Compensation

Good Hemp is not responsible and shall not obtain “workers' compensation insurance” on behalf of Consultant or Consultant's employees. If Consultant hires employees to perform any work under this Agreement, Consultant will cover them with workers' compensation insurance to the extent required by law and provide Good Hemp with a certificate of workers' compensation insurance before the employees begin the work.

8. Unemployment Compensation

Good Hemp shall make no state or federal unemployment compensation payments on behalf of Consultant or Consultant's employees or contract personnel. Consultant will not be entitled to these benefits in connection with work performed under this Agreement.

9. Insurance

Good Hemp shall not provide any insurance coverage of any kind for Consultant or Consultant's employees or contract personnel.

10. Term of Agreement

This agreement will become effective when executed by both parties.

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11. Terminating the Agreement

Either party may terminate this Agreement at any time, given 30-day notice, or upon completion of the duties as noted above. Good Hemp will pay Consultant for services performed up to termination date. Good Hemp will be billed by Consultant for any transition services required subsequent to termination. Transition fees will be billed at $150 per hour and will be billed and paid before such service is performed based on estimated hours to be incurred.

12. Modifying the Agreement

This Agreement may be modified only by a writing signed by both parties.

13. Confidentiality

Consultant acknowledges that it will be necessary for Good Hemp to disclose certain confidential and proprietary information to Consultant in order for Consultant to perform duties under this Agreement. Consultant acknowledges that any disclosure to any third party or any misuse of this proprietary or confidential information would irreparably harm Good Hemp. Accordingly, Consultant will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of Good Hemp without Good Hemp's prior written permission except to the extent necessary to perform services on Good Hemp's behalf. Proprietary or confidential information includes:

•	The written, printed, graphic, or electronically recorded materials furnished by Good Hemp for Consultant to use;
•	Any written or tangible information stamped "confidential," "proprietary," or with a similar legend or any information that Good Hemp makes reasonable efforts to maintain the secrecy of;
•	Business or marketing plans or strategies, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventories, discoveries and improvements of any kind, sales projections, pricing information;
•	Information belonging to customers and suppliers of Good Hemp about whom Consultant gained knowledge as a result of Consultant's services to Good Hemp; and,
•	Consultant shall not be restricted in using any material that is publicly available, already in Consultant’s possession prior to commencement of Consultant’s provision of services to Good Hemp, known to Consultant without restriction, or rightfully obtained by Consultant from sources other than Good Hemp.
•	Upon termination of Consultant’s services to Good Hemp, or at Good Hemp's request, Consultant shall deliver to Good Hemp all materials in Consultant's possession relating to Good Hemp's business;
•	Consultant acknowledges that any breach or threatened breach of this clause will result in irreparable harm to Good Hemp for which damages would be an inadequate remedy. Therefore, Good Hemp shall be entitled to equitable relief, including an injunction, in the event of such breach or threatened breach of this clause. Such equitable relief shall be in addition to Good Hemp's rights and remedies otherwise available at law.

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14. Resolving Disputes

If a dispute arises among the parties hereto, the parties agree to first try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Rules for Professional Accounting and Related Services Disputes before resorting to litigation. Mediator will be mutually agreed to by both parties and will be located in West Jordan, Utah. The costs of any mediation proceeding shall be shared equally by all parties.

Client and accountant both agree that any dispute over fees or work product charged by the accountant to the client will be submitted for resolution by arbitration in accordance with the Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association. Such arbitration shall be binding and final. IN AGREEING TO ARBITRATION, WE BOTH ACKNOWLEDGE THAT, IN THE EVENT OF A DISPUTE OVER FEES CHARGED OR WORK PERFORMED BY THE ACCOUNTANT, EACH OF US IS GIVING UP THE RIGHT TO HAVE THE DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JURY AND INSTEAD WE ARE ACCEPTING THE USE OF ARBITRATION FOR RESOLUTION.

15. Venue and Applicable Law

If any civil action, complaint or claim is brought under the terms of this Agreement, or between the parties, such action must be filed in the Superior Court for the County of Salt Lake, Utah, and this Agreement will be governed by the Laws of the State of Utah.

16. Attorney’s Fees

If any legal dispute arises under the terms of this Agreement, or between the Parties based on their contractual arrangement, the prevailing party in any legal dispute shall be entitled to recover reasonable attorney’s fees and costs incurred in the dispute, in addition to any damages awarded.

17. Indemnification

To the extent Consultant is acting on behalf of the Company and at the direction of management, the Company agrees to indemnify us for any damages that may result from our good faith actions.

18. Notices

All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:

•	When delivered personally to the recipient's address as stated on this Agreement
•	Three (3) days after being deposited in the United States mail, with postage prepaid to the recipient's address as stated on this Agreement, or
•	When sent by fax or electronic mail, such notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first class mail, or the recipient delivers a written confirmation of receipt.

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19. No Partnership

This Agreement does not create a partnership relationship. Consultant does not have authority to enter into contracts on Good Hemp's behalf, unless such authority is expressly provided by the Good Hemp.

20. Assignment

Consultant may not assign or subcontract any rights or delegate any of its duties under this Agreement without Good Hemp's prior written approval.

Execution

IN WITNESS WHEROF, the parties hereto have executed this Agreement as of the day and year first above written.

Good Hemp, Inc.		Sperry Advisory Services, LLC

By:	/s/ William Alessi	By:	/s/ Rodney Sperry
Title:	CEO	Title:	Member
Date:	06/16/2021	Date:	June 16, 2021

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